EMPLOYMENT AGREEMENT

THIS AGREEMENT, is effective as of the 6th day of February 2006, by and between CHICAGO MERCANTILE EXCHANGE Inc. (“Employer” or “CME”), a Delaware Corporation, having its principal place of business at 20 South Wacker Drive, Chicago, Illinois, and John P. Davidson III (“Employee”).

R E C I T A L S:

WHEREAS, Employer wishes to retain the services of Employee in the capacity of Managing Director and Chief Corporate Development Officer upon the terms and conditions hereinafter set forth and Employee wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties mutually agree as follows:

1)	Employment. Subject to the terms of the Agreement, Employer hereby agrees to employ Employee during the Agreement Term as Managing Director and Chief Corporate Development Officer and Employee hereby accepts such employment. Employee shall report to the Employer’s Chief Executive Officer. Employee will work closely with the Office of the CEO and the Management Team to focus on new business development and growth opportunities for CME. Employee will be responsible for the Corporate Strategy, Corporate Development and Corporate Project Office (CPO) functions. Additionally, Employee will also be responsible for building a company-wide and enhanced research function that supports all firm activities. In general, Employee will be responsible for building businesses within CME’s core competencies, outside of CME’s core competencies and, defining future direction for the company via strategic planning and research and development.

2)	Agreement Term. Employee shall be employed hereunder for a term commencing on February 3, 2006 (“Effective Date”), and expiring on February 3, 2009, unless sooner terminated as herein provided (“Agreement Term”). The Agreement Term may be extended or renewed only by the mutual written agreement of the parties.

3)	Compensation.

(a)	Annual Base Salary. Effective February 3, 2006, Employer shall pay to Employee a base salary at a rate not less than $575,000.00 per year (“Annual Base Salary”), payable in accordance with the Employer’s normal payment schedule. Annual Base Salary may be increased from year to year at the discretion of Employer.

(b)	Bonuses. Employee shall be eligible to participate in the Employer’s Annual Incentive Plan (the “AIP”) as in existence or as amended from time to time in accordance with its terms as applicable to Employee. For performance during calendar year 2006, Employee will receive a guaranteed minimum bonus of $431,250.00, payable no later than March 2007, and provided Employee remains on the Employer payroll as of the date the bonus is paid. As a participant in the AIP, Employee will be eligible to receive this minimum or a higher amount not to exceed the maximum level applicable to a Management Team member, which currently is 150% of base earnings. For years after 2006, Employee will continue to participate in the AIP in accordance with its terms as applicable to Employee.

(c)	Retention Payment. CME will pay Employee $900,000.00 (“Retention Payment”), payable in two installments as follows: $450,000.00, less applicable withholding and other taxes, payable in the first pay period following the first anniversary of the Effective Date of this Agreement (the “First Installment”); and $450,000.00, less applicable withholding and other taxes, payable during the first pay period following the second anniversary of the Effective Date of this Agreement (the “Second Installment”). If Employee voluntarily terminates his employment or if CME terminates Employee’s employment for Cause (as hereinafter defined) at any time prior to Employee’s one year anniversary, Employee will not be eligible to receive any of the First Installment or Second Installment. If CME terminates Employee’s employment at any time prior to Employee’s one year anniversary for any reason other than Cause, Employee will be eligible to receive a pro rata portion of the First Installment only, pro rated to the date of termination. If Employee voluntarily terminates employment or if CME terminates Employee’s employment for Cause at any time prior to Employees second anniversary, Employee will not be eligible to receive any of the Second Installment. If CME terminates Employee’s employment at any time prior to Employee’s second anniversary for any reason other than Cause, Employee will be eligible to receive a pro rata portion of the Second Installment pro rated to the date of termination.

(d)	Equity Compensation. Employee shall be eligible to participate in the Employer’s Equity Incentive Plan, as in existence or as amended from time to time, in accordance with the terms of the Plan for Managing Directors and members of the Management Team.

(e)	Relocation Benefits. CME will provide Employee with certain relocation expense reimbursement and other benefits, all as described in the attached Exhibit A, “CME Relocation Assistance for John P. Davidson,” which is incorporated herein by reference.

4)	Benefits. Employee shall be entitled to insurance, vacation and other employee benefits commensurate with his position in accordance with Employer’s policies for executives in effect from time to time. Employee acknowledges receipt of a summary of Employer’s employee benefits policies in effect as of the date of this Agreement.

5)	Expense Reimbursement. During the Agreement Term, Employer shall reimburse Employee, in accordance with Employer’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder. Employee is also eligible to receive reimbursement for relocation and out-of-state commuting expenses as described in the Relocation Assistance Policy provided to him.

6)	Termination.

a)	Death. Upon the death of Employee, this Agreement shall automatically terminate and all rights of Employee and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except for compensation which shall have accrued to the date of death, including accrued Base Salary, and other employee benefits to which Employee is entitled upon his death, in accordance with the terms of the plans and programs of CME.

b)	Disability. Employer may, at its option, terminate this Agreement upon written notice to Employee if Employee, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for a continuous period of 90 days or any 120 days within any 12-month period. Upon such termination, all obligations of Employer hereunder shall cease, except for payment of accrued Base Salary, and other employee benefits to which Employee is entitled upon his termination hereunder, in accordance with the terms of the plans and programs of CME. In the event of any dispute regarding the existence of Employee’s disability hereunder, the matter shall be resolved as follows: (1) by the determination of a physician selected by the Board; (2) Employee shall have the right to challenge that determination by presenting a contrary determination from a physician of his choice; (3) in such event, a physician selected by agreement of the Employee and the Board will make the final determination. The Employee shall submit to appropriate medical examinations for purposes of making the medical determinations hereunder.

c)	Cause. Employer may, at its option, terminate Employee’s employment under this Agreement for Cause. As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(1)	any refusal by Employee to perform his duties and responsibilities under this Agreement or violation of any rule, regulation or guideline imposed by a regulatory or self regulatory body having jurisdiction over Employer, or violation of any rule or policy of Employer, as determined after investigation by the Board. Employee, after having been given written notice by Employer, shall have seven (7) days to cure such refusal or violation;

(2)	any intentional act of fraud, embezzlement, theft or misappropriation of Employer’s funds by Employee, as determined after investigation by the Board, or Employee’s admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(3)	any gross negligence or willful misconduct of Employee resulting in a financial loss or liability to the Employer or damage to the reputation of Employer, as determined after investigation by the Board;

(4)	any breach by Employee of any one or more of the covenants contained in Section 7, 8 or 9 hereof.

The exercise of the right of CME to terminate this Agreement pursuant to this Section 6(c) shall not abrogate any other rights or remedies of CME in respect of the breach giving rise to such termination.

If Employer terminates Employee’s employment for Cause, he shall be entitled to accrued Base Salary through the date of the termination of his employment, other accrued employee benefits to which Employee is entitled upon his termination of employment with Employer, in accordance with the terms of the plans and programs of CME. Upon termination for Cause, Employee will forfeit any unvested or unearned compensation or long-term incentives, unless otherwise provided herein or specified in the terms of the plans and programs of CME.

d)	Termination Without Cause. Upon 30 days prior written notice to Employee, Employer may terminate this Agreement for any reason other than a reason set forth in sections (a), (b) or (c) of this Section 6. If, during the Agreement Term, Employer terminates the employment of Employee hereunder for any reason other than a reason set forth in subsections (a), (b) or (c) of this Section 6, Employee shall be entitled to receive:

(1)	accrued Base Salary through the date of the termination of his employment, and other accrued employee benefits to which Employee is entitled upon his termination of employment with Employer, in accordance with the terms of the plans and programs of Employer, and as described in Section 3(c) of this Agreement;

(2)	a one time payment equal to the target percentage of base earnings then in effect for Management Team members under the CME Annual Incentive Plan, pro rated to the date of termination; and

(3)	a one time lump sum severance payment equal to 2 times his Annual Base Salary in effect on the date of Employee’s termination pro rated through the remaining term of the Agreement, but in no event shall such lump sum payment exceed 2 times his Annual Base Salary in effect on the date of the Employee’s termination, and provided Employee executes a general release in a form and of a substance satisfactory to CME.

e)	Voluntary Termination. Upon 60 days prior written notice to CME (or such shorter period as may be permitted by CME), Employee may voluntarily terminate his employment with CME prior to the end of the Agreement Term for any reason. If Employee voluntarily terminates his employment pursuant to this subsection (e), he shall be entitled to receive accrued Base Salary through the date of the termination of his employment and other accrued employee benefits to which Employee is entitled upon his termination of employment with CME, in accordance with the terms of the plans and programs of CME.

7)	Confidential Information and Non-Compete.

a) Confidential Information. (i) Employee acknowledges that the successful development of CME’s services and products, including CME’s trading programs and systems, current and potential customer and business relationships, and business strategies and plans requires substantial time and expense. Such efforts generate for CME valuable and proprietary information (“Confidential Information”) which gives CME a business advantage over others who do not have such information. Confidential information includes, but is not limited to the following: trade secrets, technical, business, proprietary or financial information of CME not generally known to the public, business plans, proposals, past and current prospect and customer lists, trading methodologies, systems and programs, training materials, research data bases and computer software; but shall not include information or ideas acquired by Employee prior to his employment with CME if such pre-existing information is generally known in the industry and is not proprietary to CME. Employee further acknowledges that during Employee’s employment by CME, Employee’s duties will expose Employee to Confidential Information, and Employee understands and acknowledges that each and every component of the Confidential Information constitutes a protectible business interest of CME.

(ii) Throughout Employee’s employment with the Company and at all times thereafter: (1) Employee will hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all CME policies protecting the Confidential Information; (2) Employee will not, directly or indirectly, utilize, disclose, or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of Employee’s duties during Employee’s employment with CME; and (3) if Employee learns that any person or entity is taking or threatening to take any action which would compromise any Confidential Information, Employee will promptly advise CME of all facts concerning such action or threatened action.

(iii) If Employee receives any subpoena or becomes subject to any legal obligation that might require Employee to disclose Confidential Information, Employee will provide prompt written notice of that fact to CME, enclosing a copy of the subpoena and any other documents describing the legal obligation. In the event that CME objects to the disclosure of Confidential Information, by way of a motion to quash or otherwise, Employee agrees to not disclose any Confidential Information while any such objection is pending.

(iv) At the request of CME (or, without any request, upon termination of Employee’s employment with the Company for any reason), Employee will immediately deliver to CME (i) all property of the Employer that is then in Employee’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware (including but not limited to any hard drives, diskettes, laptop computers and personal data assistants and the contents thereof, as well as any passwords or codes needed to operate any such hardware), computer software and programs, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, design information, specifications and plans, data base information and lists, mailing lists, notes, and any other property or information that Employee has relating to the Company (whether those materials are in paper or computer-stored form), and (ii) any and all documents or other items containing, summarizing, or describing any Confidential Information, including all originals and copies.

b) Non-Competition For a period of one (1) year following the termination of Employee’s employment with CME for any reason, the Employee will not (i) be employed in an executive or managerial capacity by, or (ii) provide, whether as an employee, independent contractor, consultant, or otherwise, any services of an executive or managerial nature or any services similar to those provided by the Employee to CME during Employee’s employment with CME to, any exchange, stock depository or clearing organization. Employee acknowledges that the restrictions contained in this Paragraph 2 are necessary to protect CME’s legitimate interests in its Confidential Information and customer relationships.

c) General. Upon termination for any reason, Employee shall return to Employer all records, memoranda, notes, plans, reports, computer tapes and equipment, software and other documents or data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof) and all credit cards, keys and other materials and equipment which are Employer’s property that he has in his possession or control. If, at any time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable, the parties hereto agree that a maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

8)	Non-solicitation.

a)	General. Employee acknowledges that Employer invests in recruiting and training, and shares Confidential Information with, its employees. As a result, Employee acknowledges that Employer’s employees are of special, unique and extraordinary value to Employer.

b)	Non-solicitation. Employee agrees that during the term of this Agreement and for a period of one (1) year following the termination of his employment with CME for any reason, Employee shall not employ, retain, solicit, for employment or retention, knowingly assist in the employment or retention of, or seek to influence or induce to leave CME’s employment or service, any person who is employed or otherwise engaged by CME at any time during the one-year period ending on Employee’s last day of employment with CME. Employee acknowledges that Employer invests a substantial amount of time and money in recruiting and training, and shares Confidential Information with, its employees. Employee further acknowledges that the restrictions contained in this paragraph are necessary to protect CME’s legitimate interests in its Confidential Information and employee relationships.

c)	Reformation. If, at any time of enforcement of this Section 8, a court holds that the restrictions stated herein are unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

9)	Intellectual Property. During the Agreement Term, Employee shall disclose to CME and treat as confidential information all ideas, methodologies, product and technology applications that he develops during the course of his employment with CME that relates directly or indirectly to CME’s business. Employee hereby assigns to CME his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by Employee or developed or acquired by him during his employment with CME, which may pertain directly or indirectly to the business of the CME. Employee shall at any time during or after the Agreement Term, upon CME’s request, execute, acknowledge and deliver to CME all instruments and do all other acts which are necessary or desirable to enable CME to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries with respect to intellectual property developed or which was being developed during Employee’s employment with CME.

10)	Remedies. Employee agrees that given the nature of CME’s business, the scope and duration of the restrictions contained paragraphs 7, 8, 9 and 10 of this Agreement are reasonable and necessary to protect the legitimate business interests of CME and do not unduly interfere with Employee’s career or economic pursuits. Employee recognizes and agrees that any breach or threatened or anticipated breach of any part of paragraphs 7, 8, and 9 of this Agreement will result in irreparable harm and continuing damage to CME, and that the remedy at law for any such breach or threatened or anticipated breach will be inadequate. Accordingly, in addition to any other legal or equitable remedies that may be available to CME, Employee agrees that CME shall be entitled to seek and obtain an injunction or injunctions, without bond or other security, to prevent any breach or threatened or anticipated breach of any such section. Employee agrees to reimburse CME for all costs and expenses, including reasonable attorney’s fees and costs, incurred by CME in good faith in connection with the enforcement of its rights under this Agreement.

11)	Survival. Sections 7, 8, 9 and 10 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Agreement.

12)	Arbitration. Except with respect to Sections 7, 8, and 9, any dispute or controversy between CME and Employee, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois, in accordance with the following:

(a) Arbitration hearings will be conducted by the American Arbitration Association (AAA). Except as modified herein, arbitration hearings will be conducted in accordance with AAA’s rules.

(b) State and federal laws contain statutes of limitation which prescribe the time frames within which parties must file a law suit to have their disputes resolved through the court system. These same statutes of limitation will apply in determining the time frame during which the parties must file a request for arbitration.

(c) If Employee seeks arbitration, Employee shall submit a filing fee to the AAA in an amount equal to the lesser of the filing fee charged in the state or federal court in Chicago, Illinois. The AAA will bill Employer for the balance of the filing and arbitrator’s fees.

(d) The arbitrator shall have the same authority to award (and shall be limited to awarding) any remedy or relief that a court of competent jurisdiction could award, including compensatory damages, attorney fees, punitive damages and reinstatement. Employer and Employee may be represented by legal counsel or any other individual at their own expense during an arbitration hearing.

(e) Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(f) Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of CME and Employee.

13)	Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 14:

If to CME, to:

Craig S. Donohue
Chief Executive Officer
CME
20 South Wacker Drive
Chicago, IL 60606
(312) 930-3100 (tel)
(312) 930-3209 (fax)

With a copy to:
Kathleen M. Cronin
Managing Director, General Counsel and Corporate Secretary
CME
20 South Wacker Drive
Chicago, IL 60606
(312) 930-3488 (tel)
(312) 930-3323 (fax)

If to Employee, to:

John P. Davidson
133 Brewster Road
Scarsdale, New York 10583

(914) 723-3911 (tel)

(914) 723-1265 (fax)

14)	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15) Entire Agreement. Except for CME policies and other programs, benefits, and exhibits otherwise referenced herein, this Agreement constitutes the entire Agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. No other agreement or amendment to this Agreement shall be binding upon either party including, without limitation, any agreement or amendment made hereafter unless in writing, signed by both parties.

16)	Successors and Assigns. This Agreement shall be enforceable by Employee and his heirs, executors, administrators and legal representatives, and by CME and its successors and assigns.

17)	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to principles of conflict of laws.

18)	Acknowledgment. Employee acknowledges that Employee has read, understood, and accepts the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Chicago Mercantile Exchange Inc. By: /s/ Craig S. Donohue	John P. Davidson III /s/ John P. Davidson III

Its: Chief Executive Officer

Exhibit A

CME Relocation Assistance for John P. Davidson III

CME offers a competitive relocation assistance policy to ease the transition an employee may encounter in relocating to the Chicago area. Accordingly, CME will reimburse you for certain relocation expenses related to your move, as described below. To be reimbursed, all relocation expenses must be incurred by 6/30/2008.

Reimbursable Expenses

Temporary Housing: If you must begin work before you have had an opportunity to find permanent housing in the Chicago area, CME will reimburse you for the reasonable cost of renting a 2 bedroom apartment (furnished or unfurnished), not to exceed $3000 per month for a period of up to fourteen months. If you have not moved your own car to Chicago, we will also reimburse you for the reasonable costs of renting a car during this period.

Moving of Household Goods: Up to a maximum of $13,000, CME will reimburse you for basic moving services, including packing and unpacking of normal household goods, appliance servicing, insurance coverage for full replacement value, and other related expenses, including the temporary (less than six months) storage of your household items before or after your move. (CME will not pay for the moving of airplanes, boats, recreational vehicles, utility sheds, firewood, more than three vehicles or other items of excessive bulk.)

Special Note About Insurance: Moving some personal valuables requires that you identify, or declare them specifically, so that your relocation coordinator can get special permission and make insurance arrangements. They include jewelry, furs, money, animals, fine art, antiques, securities or collectibles. If you fail to declare those items, insurance will not cover any expenses related to their loss. Please ensure that you make all required declarations because the CME will not reimburse you for any losses associated with your move. (This expense was not in the original agreement.)

Moving Days: CME will authorize three paid moving days, in addition to any vacation or personal days for which you might be eligible, to allow you to complete your physical move and get settled in your new residence.

Miscellaneous Allowance: CME will provide an allowance of $5,000 for miscellaneous expenses associated with setting up your new household. This includes items such as cable installation or hook-up, driver’s license fees and license plates, vehicle stickers or providing window or floor coverings in your new residence. This allowance is available to you once you have closed on your new home. Please provide a copy of your closing documents on your new home to obtain this allowance.

Similarly, if you prefer to rent, the CME will provide an allowance of $2,500 for miscellaneous expenses. This amount may be applied toward your security deposit or other expenses associated with setting up your residence. Please provide a copy of your signed lease to obtain this allowance.

Reimbursement Procedures

To be eligible for reimbursement of the above expenses, you must complete an expense report and submit all documentation and original receipts to the Organizational Development Division for processing.

Your Repayment Obligations

If you voluntarily leave CME within one year after your move, you must reimburse CME for all of the payments made as part of your relocation.

Return Trips Home

CME will reimburse you for reasonable airfare and miscellaneous expenses (coach class airfare or mileage) for you. Please note that CME has a preferred travel agency that will need to be used to arrange travel accommodations.

Tax Liability Assistance

The Internal Revenue Service requires that reimbursement for some relocation expenses be included in your gross income. This includes expenses the company reimburses directly to you for house hunting trips and return trips home, for example. It includes any reimbursement, which the IRS views as non-deductible (i.e., taxable) expenses.

CME will make additional payments to the Internal Revenue Service and state taxing authorities to compensate for taxes on non-deductible moving expenses. This is called the tax liability assistance, also known as “gross up”. To be eligible, you must be employed through the end of the calendar year in which you incurred the relocation expenses.